Exhibit (i)
February 28, 2007
American Beacon Funds
4151 Amon Carter Boulevard, MD 2450
Fort Worth, Texas 76155
Ladies and Gentlemen:
     We have acted as counsel to American Beacon Funds, a business trust formed under the laws of the Commonwealth of Massachusetts (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 64 to the Trust’s Registration Statement on Form N-1A (File Nos. 33-11387; 811-4984) (the “Post-Effective Amendment”), registering an indefinite number of shares of beneficial interest of the (1) Institutional Class of the Balanced Fund, Large Cap Value Fund, Large Cap Growth Fund, Mid-Cap Value Fund, Small Cap Value Fund, Small Cap Value Opportunity Fund, International Equity Fund, Emerging Markets Fund, S&P 500 Index Fund, Small Cap Index Fund, International Equity Index Fund, High Yield Bond Fund, Intermediate Bond Fund, Short-Term Bond Fund, Treasury Inflation Protected Securities Fund and Money Market Fund, (2) PlanAhead Class of the Balanced Fund, Large Cap Value Fund, Mid-Cap Value Fund, Small Cap Value Fund, Small Cap Value Opportunity Fund, International Equity Fund, Emerging Markets Fund, S&P 500 Index Fund, High Yield Bond Fund, Enhanced Income Fund, Short-Term Bond Fund, Money Market Fund, U.S. Government Money Market Fund and Municipal Money Market Fund, (3) AMR Class of the Balanced Fund, Large Cap Value Fund, Large Cap Growth Fund, Mid-Cap Value Fund, Small Cap Value Fund, International Equity Fund and Emerging Markets Fund, (4) Service Class of the Balanced Fund, Large Cap Value Fund, Small Cap Value Fund and International Equity Fund, (5) Platinum Class of the Money Market Fund, Municipal Money Market Fund and U.S. Government Money Market Fund, and (6) Cash Management Class of the Money Market Fund and U.S. Government Money Market Fund, each a series of the Trust, (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”).
     You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Amended and Restated Declaration of Trust and By-Laws of the Trust and the action of the Trust’s Board of Trustees that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.